September 22, 1999

                            Registration No. 0-23858

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                VIDEOLABS, INC.

             (Exact name of registrant as specified in its charter)

         Delaware                                    41-1726281
         (State or other jurisdiction                (I.R.S. Employer
         of incorporation or organization)           Identification No.)

                             5960 Golden Hills Drive
                             Golden Valley, MN 55416
                     (Address of Principal Executive Offices

                                  612-542-0061
                           (Issuer's telephone number)

                           VideoLabs Stock Option Plan
                            (Full title of the plan)

         Jill Larson                                Copy to:
         Corporate Secretary                        Robert R. Ribeiro
         5960 Golden Hills Drive                    Hinshaw & Culbertson
         Golden Valley, MN 55416                    3100 Piper Jaffray Tower
         (Name and address of agent for service)    222 South Ninth Street
         (612) 542-0061                             Minneapolis, Minnesota 55402
         (Telephone number, including area code,
          of agent for service)

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

Title of          Amount      Proposed maximum  Proposed maximum    Amount of
securities to     to be       offering price    aggregate offering  registration
be registered     registered  per share(l)      price               fee

Common Stock      500,000     $1.185            $592,500            $204.31
$.01 par value

(1) Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for the Company's common stock on September 15, 1999, as reported on the NASDAQ market system.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents of VideoLabs, Inc. ("Company") which have been filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998;

(b) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 1999.

(c) all other reports filed by Company pursuant to Sections 13 or 15(d) of the Exchange Act since December 31, 1999, including but not limited to the form 8-K filed on August 13, 1999.

(d) the Company's Registration Statement on Form S-3, as amended, as filed with the Securities Exchange Commission as Commission File No. 0-23858;

(e) the description of Company's Common Stock and Common Stock Purchase Rights contained in any Registration Statement of the Company filed under the Exchange Act and any amendment or report filed for the purpose of updating any such description.

All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES

            Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

            Not applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Bylaws of the Company provide that the Company shall indemnify the directors and officers of the Company against liability (and expenses related thereto) arising out of their status as directors and officers to the extent permitted by law. Additionally certain indemnification rights are available under the Minnesota General Corporation Law ("MCL") to officers and directors to the extent they are successful in the defense of any proceeding to which they were a party by virtue of their position as a director or officer.

Further, as permitted by the MCL, the Articles of Incorporation of the Company include a provision limiting the personal liability of its directors for monetary damages for certain breaches of their duties as directors to the extent permitted under the MCL. The Company also maintains a directors' and officers' liability policy which insures such person against claims arising from certain acts or decisions by them in their capacities as directors and officers of the Company, subject to certain exclusions and deductible and maximum amounts.

Such limitation of liability pursuant to state law does not affect liability, if any, arising under the federal securities laws. Further, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to contractual provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.


ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.

ITEM 8.     EXHIBITS

Exhibit No.         Description

4.1         VideoLabs Stock Option Plan

5.1         Opinion of Hinshaw & Culbertson.

23.1        Consent of Hinshaw & Culbertson (included in Exhibit 5.1).

23.2 Consent of Boulay, Heutmacker, Zibell & Co, P.L.L.P independent auditors.

ITEM 9.     UNDERTAKINGS

A.    Post-Effective Amendments

The Company hereby undertakes:

(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate-offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in the information set forth in the Registration Statement;

PROVIDED, HOWEVER, that subparagraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    Subsequent Documents Incorporated by Reference

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Claims for Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 31, 1998.

                                       VIDEOLABS, INC.

                                       By  /s/ James W. Hansen

                                       President, CEO, Treasurer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By  /s/ James W. Hansen                                Dated: September 22, 1999
        President, CEO, Treasurer and Chairman


By  /s/ Jill Larson                                    Dated: September 22, 1999
        Corporate Secretary


By  /s/ Richard Craven                                 Dated: September 22, 1999
        Director


By  /s/ Robin Sheeley                                  Dated: September 22, 1999
        Director & Chief Technical Officer



                                  EXHIBIT INDEX

Exhibit
Number      Description                                                     Page


4.1    VideoLabs Stock Option Plan                    Filed Electronically

5.1    Opinion of Hinshaw & Culbertson                Filed Electronically

23.1   Consent of Hinshaw & Culbertson                Filed Electronically
       (Included in Exhibit 5.1).

23.2   Consent of Boulay, Heutmacker, Zibell & Co.,   Filed Electronically
       P.L.L.P, independent auditors.